EXHIBIT 16.1

May 8, 2001

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Aetna Life Insurance and Annuity Company and, under the date of March 27, 2001, we reported on the consolidated financial statements of Aetna Life Insurance and Annuity Company and Subsidiaries (the “Company”) as of and for the years ended December 31, 2000 and 1999. On May 3, 2001, our appointment as principal accountants was terminated. We have read the Company’s statements included under Item 4 of its Form 8-K dated May 8, 2001, and we agree with such statements except we are not in a position to agree or disagree with the Company’s statements that Ernst & Young LLP has been engaged as the Company’s independent accountants and that the Board of Directors of the Company has approved such engagement, therefore, we take no position with respect to the Company’s statements contained in Paragraph 2 of Item 4. Also, we are not aware of the existence of a condition required to be reported under Item 304(a)(1)(v) of Regulation S-K, therefore we take no position with respect to the Company’s statement contained in Paragraph 3 of Item 4.

Very truly yours,

/s/ KPMG LLP
Hartford, Connecticut